Exhibit 10.1

SEPARATION AGREEMENT

     This Agreement is made as of the 21st day of January, 2009 by and between Universal Power Group, Inc., a Texas corporation (the “Company”) having a principal place of business at 1720 Hayden Drive Carrollton, Texas and Randy Hardin, residing at 370 Town East Blvd., Sunnydale, Texas 75182 (“Hardin”).

     WHEREAS, Hardin is a member of the Board of Directors of the Company (the “Board”); and

     WHEREAS, Hardin and the Company are parties to an Employment Agreement dated as of December 20, 2006 (the “Employment Agreement”); and

     WHEREAS, the parties have agreed to settle all matters relating to the cessation of Hardin’s employment with the Company and service as a Member of the Board.

     NOW, THEREFORE, the parties agree as follows:

     1.      Hardin hereby resigns as a member of the Board.

     2.      The Parties agree that the Employment Agreement is hereby terminated as of the date hereof (the “Termination Date”)

     3.      In consideration for Hardin’s agreement to terminate the Employment Agreement and for Hardin’s execution of this Agreement the Company shall, during the Restricted Period (as defined below):

             (a) continue to pay to Hardin his annual base salary of $242,000 per year (less any applicable federal, state and local withholding taxes) in accordance with the Company’s regular payroll practices; and

             (b) make available to Hardin as required by the continuation of coverage provisions described in Section 4980B of the Internal Revenue Code and Sections 601 through

625 of ERISA (the “Continuation Coverage”), the healthcare coverage which is currently provided to Hardin for which Hardin shall contribute to the payment therefor, the same monthly amount which was being withheld from his salary prior to the termination of the Employment Agreement. To the extent such Continuation Coverage is not available throughout the Restricted Period, the Company shall reimburse Hardin, that same monthly amount that was being withheld from his salary immediately prior to the termination of his Employment Agreement.

     4.      In consideration of the payments to be made to Hardin as provided in Section 3:

          (a) Covenant Against Competition. Hardin acknowledges that, as of the date of execution of this Agreement: (i) the Company is, engaged in (A) the distribution of batteries and other portable power supply products and accessories and (B) providing third party logistics services (the “Business”); (ii) his employment with the Company has given him access to confidential information concerning the Business as so conducted; and (iii) the agreements and covenants contained in this Agreement are essential to protect the business and goodwill of the Company. Accordingly, Hardin covenants and agrees that, he shall not during the Restricted Period and within the Restricted Area (each as defined below): (A) engage or participate in the Business; (B) enter the employ of, or render any services (whether or not for a fee or other compensation) to, any person or entity engaged in the Business; or (C) acquire an equity interest in any person engaged in the Business; provided, that during the Restricted Period Hardin may own, directly or indirectly, solely as a passive investment, not more than three (3%) percent of the outstanding securities of any company traded on any national securities exchange or on the National Association of Securities Dealers Automated Quotation System.

     As used herein:

           (i) “Restricted Period” shall mean the period commencing on the date hereof and ending on January 21, 2011.

           (ii) “Restricted Area” shall mean any place within the United States and any other country in which the Company is currently conducting or soliciting Business or has conducted or solicited Business during the twelve month period preceding the date hereof;

          (b) Confidential Information; Personal Relationships. Hardin acknowledges that the Company has a legitimate and continuing proprietary interest in the protection of its confidential information and has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect confidential information. Hardin agrees that he shall keep secret and retain in strictest confidence, and shall not knowingly use for the benefit of himself or others all confidential matters relating to the Company, and the Business including, without limitation, operational methods, marketing or development plans or strategies, business acquisition plans, joint venture proposals or plans, and new personnel acquisition plans, learned by Hardin heretofore (such information shall be referred to herein collectively as “Confidential Information”). Notwithstanding any provision contained herein to the contrary, the term Confidential Information shall not be deemed to include any knowledge or information known or available to the public in general.

          (c) Employees of the Company and its Affiliates. During the Restricted Period, Hardin shall not, directly or indirectly, hire or solicit, or cause others to hire or solicit, for employment any person who was employed by the Company and its affiliates or successors at any time within the twelve-month period preceding the date of this Agreement or encourage any such employee to leave his or her employment.

          (d) Business Relationships. During the Restricted Period, Hardin shall not, directly or indirectly, request or advise a person or entity that has a business relationship with the Company (including all customers and suppliers) to curtail or cancel such person’s or entities business relationship with the Company, nor enter into any business relationship with any such person or entity.

          (e) Rights and Remedies Upon Breach. If Hardin breaches or threatens to commit a breach of any of the provisions contained in this Section 4 (the “Restrictive Covenants”), the Company shall, in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity, have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

          (f) Severability of Covenants. Hardin acknowledges and agrees that the Restrictive Covenants are reasonable and valid in duration and geographical scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.

          (g) Savings Clause. If the period of time or the area specified in subsection (a) above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable.

          (h) Cooperation. Hardin agrees, upon request by the Company, to cooperate with the Company with regard to any matter in which he was involved on behalf of the Company at any time prior to the date hereof.

     5.      Hardin affirms that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits are due to Hardin, except as provided in this agreement; provided, however, the Company shall pay Hardin the balance of his 2008 bonus (together with accrued interest thereon) no later than April 15, 2009.

     6.      The Company on the one hand and Hardin on the other hand each agree not to publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning Hardin, the Company and/or the Company's present and former directors, officers, employees, agents, successors and assigns; provided however that the foregoing shall not apply to any document filed, or testimony given, in connection with any lawsuit. "Disparaging" remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

     7.      This agreement sets forth the entire agreement between Hardin and the Company and supersedes any and all prior oral or written agreements or understandings between Hardin and the Company, and may only be amended by written agreement of the parties.

     8.      HARDIN HEREBY ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY THE COMPANY TO SEEK INDEPENDENT LEGAL ADVICE WITH REGARD TO THIS AGREEMENT.

     9.       This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

    10.      This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to agreements made and to be performed in Texas.

    11.      Except as may be required by law neither party shall disclose any of the terms of this Agreement.

    12.      The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Settlement Agreement to be duly executed and delivered on the ______ day of January, 2009.

UNIVERSAL POWER GROUP

By:	/s/ Ian Edmonds
Ian Edmonds, Chief Operating Officer

By:	/s/ William Tan
William Tan, Chairman of the Board

/s/ Randy Hardin
Randy Hardin